EMPLOYMENT AGREEMENT

THIS AGREEMENT, made this 1st day of September. 2006, by and between American Unity Investments, Inc., a Florida corporation formerly known as Amerimine Resources, Inc. and its Nevada subsidiary also known as American Unity Investments, Inc. (“Corporation”) and Mr. Christian Lillieroos, an individual (“CL”).

            BACKGROUND INFORMATION

WHEREAS, CL is willing to be employed as President, COO and interim CEO of Corporation, and

WHEREAS, Corporation recognizes CL's experience and abilities as represented to Corporation;

IT IS THEREFORE AGREED:

1. Duties. Corporation hereby employs CL as President, COO and CEO of Corporation. CL shall devote his best efforts and towards the advancement of Corporation, subject to 2 weeks of  vacations in addition to all legal holidays in China, performing such duties as are from time to time prescribed by, and reporting directly to, the Board of Directors. CL and Corporation agree that CL’s position as CEO is only intended to be for the first six months of the Term. Should CL and Corporation agree that CL should continue as CEO beyond such six month period, then Corporation and CL shall mutually agree on increased monetary and stock based compensation.

2. Term. This employment is for a term of two years from the date first written above (the “Term”), with an extension for an additional year unless either party gives notice of non renewal prior to the two year anniversary date. This Agreement shall terminate immediately for Cause or the death or Disability of Employee. “Disability” means the inability of Employee, due to mental or physical illness or injury, to perform his duty as an employee of Company. “Cause” shall exist in the event of Employee’s (i) malfeasance or willful refusal to perform his duties under this Agreement, (ii) gross negligence, or (iii) acts of dishonesty or the commission of any felony or other crime involving moral turpitude. This Agreement shall also terminate immediately upon any voluntary resignation of Employee, or in the event Employee is dismissed other than for Cause or Disability.

Upon any termination other than for Cause, Disability or voluntary resignation, Employee shall be entitled to severance pay in an amount equal to triple the compensation payable pursuant to Section 2 as of the date of termination for the balance of the Term. The Company at its election may pay such amount in monthly installments over the balance of the Term, or may make a lump sum payment discounted to present value, assuming an interest rate of 10%. Upon any termination for Cause, Disability or voluntary resignation, Employee shall not be entitled to any severance pay or any other payments.

3. Compensation. Corporation shall pay CL the following compensation:

a. An monthly base salary of US$9,000 after tax payable in equal semimonthly installments on the 1st and 15th day of the month, provided that if the period of employment hereunder shall terminate on any day other than the 1st or 15th day of a calendar month, then in that event said installments shall be prorated. On each anniversary of this Agreement if CL is still employed with Corporation the monthly based salary will increase by 10%

b. As an additional incentive to Corporation agrees to grant 3,200,000 shares (par value $.001) to CL as an inducement to CL to accept the position with Corporation. These shares will be considered earned one fourth on execution of this Agreement and one-fourth on each anniversary this Agreement until September 1, 2009, when all shall be vested.

3. Expenses.  CL is authorized to incur reasonable expenses for promoting the business of Corporation.  Corporation shall reimburse CL for all expenses upon the presentation by CL, from time to time, of an itemized account of such expenditures. CL shall be provided with worldwide health care coverage at Corporation expense for himself and his family at estimated premiums of $800 per month.

4. General Indemnification. Corporation shall indemnify CL if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation to, an act by or in the right of Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of corporation or Corporation or is or was serving at the request of Corporation or as a director, trustee, officer, employee, partner, joint venture partner, or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Corporation , and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  No indemnification shall be made in respect to any derivative claim, issue or matter as to which CL shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, CL fairly and reasonably is entitled to be indemnified for such expenses.  Expenses (including attorney's fees) incurred in defending any civil or criminal action, suit or proceeding referred to in this Section shall be paid by Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of CL to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by Corporation as authorized in the preceding sentences.  The indemnification provided by this Section shall not be deemed exclusive of any other rights to which CL shall be entitled under the common law or the General Corporation Law of the State of Florida or the Articles of Incorporation or Bylaws of Corporation or any agreement, vote of its shareholders or directors, or otherwise, both or as to action in his official capacity or as to action in another capacity while holding such office, and shall continue after the termination of this Agreement and shall inure to the benefits of their heirs, executors and administrators of CL.

5. Liability.  This Agreement shall inure to the benefit of CL and his successors or assigns.  All obligations and liabilities of Corporation under this Agreement shall be jointly and severally the obligations of the Corporation and its Nevada subsiadiary.

6. Arbitration.  In the event of any dispute under this Agreement, such dispute shall be settled by arbitration in Carson City in accordance with the then prevailing rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

7. Entire Agreement.  This Agreement constitutes all of the agreements which have been made between the parties and no attempt shall be made by either party to assert that on, before, or simultaneously with the execution of this Agreement there were any other agreements, promises, representations or understandings made by any of them with respect to the matters contained herein or to the relationship between the parties.  This Agreement is not subject to reinterpretation or change except by written agreement of the parties hereto.

8. Governing Law.  This Agreement has been executed in the State of Nevada.  All questions concerning this Agreement and performance hereunder shall be judged and resolved in accordance with the lams of the State of Nevada.

IN WITNESS WHEREOF, the parties have hereunder set their hands as of the date first hereinbefore written,

By: _/s/[ illegible]

By: /s/ Christian Lillieroos

AUI

Christian Lillieroos